                                                                    Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE                               Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: (858) 509-9899
                                                    jcartwright@sola.com

         SOLA INTERNATIONAL ANNOUNCES FISCAL 2004 SECOND QUARTER RESULTS

                           GLOBAL SALES INCREASE 14.6%

                        OPERATING INCOME INCREASES 37.3%

                 ADJUSTED NET INCOME MEETS FIRST CALL ESTIMATES

SAN DIEGO, CA October 28, 2003 - SOLA International Inc. (NYSE: SOL) today announced fiscal year 2004 second quarter results. Net sales in the second quarter were $158.7 million compared with $138.5 million in the year ago period, an increase of 14.6%. Net sales in the second quarter, on a constant currency basis, increased 7.7%, with North America increasing 10.2%, Europe increasing 6.1% and Rest of World ("ROW") increasing 5.6%. Operating income in the second quarter was $20.6 million, or 13.0% of sales, compared with $15.0 million, or 10.8% of sales, in the second fiscal quarter last year, an increase of 37.3%. Operating income, before depreciation and amortization (often referred to as EBITDA) was $26.9 million, an increase of 38.2% over the $19.4 million reported in the year ago quarter.

In accordance with generally accepted accounting principles ("GAAP"), the Company is required to re-measure its Euro-denominated debt into U.S. Dollars for financial reporting purposes. As a result of re-measuring its net long-term Euro-denominated debt and certain foreign exchange contracts into U.S. Dollars, the Company recorded a pre-tax foreign exchange loss of $1.1 million in the second quarter compared to a pre-tax foreign exchange gain of $0.6 million in the year ago quarter.

Including the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company recorded net income of $6.7 million in the fiscal 2004 second quarter compared to net income of $6.5 million in the year ago period. Excluding the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company reported adjusted net income of $7.5 million compared to consensus First Call estimates of $7.4 million and year ago adjusted net income of $6.1 million. Management believes that adjusted net income provides a better representation of true operating results because the re-measurement into U.S. Dollars of the principal amount of the Company's Euro-denominated debt had no impact on the Company's second quarter cash flows or its ability to conduct business and can cause reported results to fluctuate significantly from period to period.

Jeremy C. Bishop, President and Chief Executive Officer of SOLA, commented, "I am pleased with our second quarter results which met our expectations. Our continuing ability to expand revenues and, in particular, the growth of our North American business in the quarter, is at the core of our much improved performance."

"North American sales, on a constant currency basis, increased 10.2% compared to the year ago quarter and represents the fifth consecutive quarter where sales growth in this region has exceeded 7%. This demonstrates that our sales and marketing initiatives and increased Rx lab presence are having a positive impact on our business. Our investments in prescription laboratories and manufacturing capacity for polycarbonate and other high index materials, combined with well focused sales and marketing activities and superior service reliability, have enabled our growth to outpace the market and our market share to increase. As we expand our laboratory network in North America and further reinforce our business relationships with new products, including AOPro(R) Easy, SOLAOne(TM) and Teflon(R) EasyCare lenses, we believe that the sales momentum established in this region over the last five quarters can be maintained."

"Europe generated constant dollar revenue growth of 6.1% in the quarter and continued to benefit from an improved product mix. Strong results from our prescription laboratory network created excellent growth in France, Italy, Portugal and Spain that was partially offset by lower demand in Germany and our European Sunlens business."

"ROW continues to benefit from excellent sales growth in South America which increased second quarter revenues approximately 19% excluding the translation impact of foreign currency. Partially offsetting this performance, however, were flat sales in Asia and Australia."

"I am encouraged by our continued progress in expanding the presence of our global prescription laboratory network where sales, on a constant currency basis, increased 17% in the quarter. As reported sales in our four key product segments - progressive lenses, high-index materials including polycarbonate, photochromic treatments and advanced lens coatings such as Teflon EasyCare - all exhibited growth in the quarter and confirm my expectation that these will continue to provide a significant part of our future sales and profit stream."

Ron Dutt, Executive Vice President and Chief Financial Officer of SOLA, commented, "I am particularly pleased by the 38.2% increase in EBITDA in the second quarter compared to the year ago period. EBITDA margins were 16.9% of sales in the second quarter compared to 14.0% in the year ago quarter."

"In addition, our working capital performance continued to improve in the quarter. Inventory, excluding the translation effect of foreign currency, decreased $1.1 million from the first quarter. This decrease occurred despite additional inventory required to support new product launches including Teflon EasyCare lenses, AO ProEasy and SOLAOne as well as inventory required to support increased business opportunities at a prominent UK-based chain retailer. Finished goods inventory turnover was 4.4 times in the quarter which compares to
4.2 times in the comparable year ago period and 4.3 times in the first quarter of this financial year. Receivables, excluding the translation effect of foreign currency, decreased $3.8 million from June 30, 2003. Our strong collection efforts resulted in days sales outstanding ("DSO") of 67.0 this quarter compared to 70.6 in the prior year quarter and 69.2 in the first quarter of this financial year."

"Operating cash flow, however, was negative $4.4 million in the second quarter compared to negative $2.3 million in the comparable year ago period. Excluding interest payments totalling $16.2 million and cash contributions to the Company's defined benefit plan totalling $1.6 million, adjusted operating cash flow in the second quarter was $13.5 million which compares to $10.8 million in the second quarter last year which excludes interest payments totalling $13.0 million. Further, capital expenditure on equipment and molds was $4.9 million this quarter compared to $7.1 million in the second quarter last year. Finally, we expect that full year operating cash flow after planned capital spending of $15 -$20 million will be broadly equal to adjusted net income. As stated previously, this cash will be used to fund additional prescription lab acquisitions and/or added to existing cash balances."

"On an as reported basis, total debt at September 30, 2003 was $338.9 million compared to $338.0 million at June 30, 2003. The increase is due solely to the impact of translating our Euro-denominated debt as required under GAAP."

"Further, we continue to closely examine our capital structure and as part of this examination we are actively monitoring current capital market conditions and pursuing various alternatives to repurchase the Company's 11% Euro-denominated bonds. In support of this, and to provide flexibility, we recently filed a $400 million universal shelf registration which replaces our previous $250 million shelf."

Mr. Bishop said, "To summarize, this quarter's performance met our expectations; the Company's growth strategies are working; manufacturing costs and compliance are on target; operating expenses are under control and we are gaining operating leverage. We will continue with the strategies that have benefited SOLA over the past 18 months including pursuit of growth in high-margin products such as progressive lenses, photochromic treatments, anti-reflective coatings and high-index materials such as polycarbonate. In parallel with these activities, we will continue to prudently manage operating expenses and critically examine all aspects of the Company's performance. As a consequence, it is now anticipated that a charge for certain restructuring activities may be recorded commencing in the quarter ending December 31, 2003. It is further expected that this charge will not exceed $20 million. Specific details relating to this potential restructure will be released at such time as they become available."

"Finally, while our first six months performance has been better than expected and could justify increasing guidance, I feel it is prudent to not raise expectations at this time until the impact of certain consolidation in the global retail channel is better understood. As such, our previously stated guidance of achieving fiscal 2004 adjusted net income of $35.0 million remains appropriate."

Adjusted net income excludes the impact of foreign currency on the Company's net long-term Euro-denominated debt and the anticipated charges to be recorded in the remainder of the fiscal year relating to the Company's planned restructuring activities.

Net sales for the six months ended September 30, 2003 were $312.6 million compared to $273.7 million for the six months ended September 30, 2002, an increase of 14.2%.

Operating income for the six months ended September 30, 2003 was $40.5 million, or 13.0% of sales, compared to $30.0 million, or 11.0% of sales, in the comparable year ago period. Adjusted net income was $15.0 million for the six months ended September 30, 2003 compared to $11.5 million in the comparable year ago period.

Company management believes that constant currency sales growth provides a better representation of true operating results because changes in currency rates are beyond management's control and can cause reported results to fluctuate significantly. Management also believes that EBITDA and EBITDA growth are important because they are indicators of the Company's financial performance, are used in calculating certain debt covenants under the Company's revolving credit agreement and are relevant to both debt and equity investors.

The Company will host a conference call on October 29, 2003 at 11:00 a.m. Eastern Standard Time (8:00 a.m. Pacific Standard Time). In addition, investors and interested parties may listen to the call via webcast at www.sola.com or www.companyboardroom.com. A replay of the call will be available starting at 1:00 p.m. Eastern Standard Time, October 29, 2003 through 1:00 p.m.

Eastern Standard Time, November 5, 2003. The replay number is 800-633-8284 and the access code is 21161640.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's Form 10-K for the fiscal year ended March 31, 2003. The words "believe", "expect", "anticipate", "estimate", "plan" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,800 employees in 28 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.

                             Sola International Inc.
                       Unaudited Statements of Operations
                  (Amounts in thousands, except per share data)

                                             Second Quarter   Second Quarter
                                                  2004            2003
                                                  ----            ----
Net sales                                        $ 158,663       $ 138,486
Cost of sales                                       95,989          82,321
                                                 ---------       ---------
      Gross profit                                  62,674          56,165
                                                 ---------       ---------
Research and development expenses                    2,419           3,232
Selling and marketing expenses                      28,347          25,979
General and administrative expenses                 11,269          11,961
                                                 ---------       ---------
      Operating expenses                            42,035          41,172
                                                 ---------       ---------
         Operating income                           20,639          14,993

Interest income                                        345             377
Interest expense                                    (9,165)         (8,183)
Foreign currency gain/(loss)                        (2,184)          2,237
                                                 ---------       ---------
         Income before provision for income
          taxes and minority interest                9,635           9,424
Provision for income taxes                          (2,795)         (2,827)
Minority interest                                     (157)            (67)
                                                 ---------       ---------
Net Income                                       $   6,683       $   6,530
                                                 =========       =========
Net income per share - basic                     $    0.27       $    0.27
                                                 =========       =========
Weighted average common shares outstanding          24,905          24,557
                                                 =========       =========
Net income per share - diluted                   $    0.26       $    0.26
                                                 =========       =========
Weighted average common and
      dilutive securities outstanding               25,294          24,781
                                                 =========       =========

                             Sola International Inc.
                       Unaudited Statements of Operations
                  (Amounts in thousands, except per share data)

                                               First Half        First Half
                                                  2004              2003
                                                  ----              ----
Net sales                                        $ 312,642       $ 273,663
Cost of sales                                      187,607         162,082
                                                 ---------       ---------
      Gross profit                                 125,035         111,581
                                                 ---------       ---------
Research and development expenses                    4,902           6,477
Selling and marketing expenses                      56,332          52,000
General and administrative expenses                 23,346          23,083
                                                 ---------       ---------
      Operating expenses                            84,580          81,560
                                                 ---------       ---------
         Operating income                           40,455          30,021

Interest income                                        735             863
Interest expense                                   (18,389)        (16,008)
Foreign currency loss                              (12,165)        (12,652)
                                                 ---------       ---------
         Income before provision for income
          taxes and minority interest               10,636           2,224
Provision for income taxes                          (3,085)           (667)
Minority interest                                     (350)           (379)
                                                 ---------       ---------
Net Income                                       $   7,201       $   1,178
                                                 =========       =========
Net income per share - basic                     $    0.29       $    0.05
                                                 =========       =========
Weighted average common shares outstanding          24,814          24,550
                                                 =========       =========
Net income per share - diluted                   $    0.29       $    0.05
                                                 =========       =========
Weighted average common and
      dilutive securities outstanding               25,192          24,835
                                                 =========       =========

                               Balance Sheet Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                         September 30,   March 31,   September 30,
                                                             2003          2003          2002
                                                             ----          ----          ----
Cash and cash equivalents                                   $ 59,771      $ 58,679      $ 46,147
Trade accounts receivable, net                               124,723       123,088       116,491
Inventories                                                  101,776        91,442        96,455
Other assets                                                 497,195       485,870       463,565
                                                            --------      --------      --------
      Total assets                                          $783,465      $759,079      $722,658
                                                            ========      ========      ========
Trade payables, accruals and other current liabilities      $129,114      $135,724      $130,413
Notes payable and other debt                                 338,890       328,236       307,159
Other liabilities                                             31,809        33,162        31,646
                                                            --------      --------      --------
      Total liabilities                                      499,813       497,122       469,218

Stockholders' equity                                         283,652       261,957       253,440
                                                            --------      --------      --------
      Total liabilities and stockholders' equity            $783,465      $759,079      $722,658
                                                            ========      ========      ========

                             Sola International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                              Second Quarter            Second Quarter
                                                                   2004                    2003
                                                                 --------                --------
Net Income                                                       $  6,683                $  6,530
Depreciation and amortization                                       7,059                   5,210
Changes in trading assets and liabilities                         (18,119)                (13,993)
                                                                 --------                --------
      Net cash used in operating activities                        (4,377)                 (2,253)
                                                                 --------                --------
Purchases of businesses                                                --                 (13,647)
Capital expenditures                                               (3,673)                 (6,547)
Mold expenditures                                                  (1,276)                   (573)
Other                                                               1,707                      14
                                                                 --------                --------
      Net cash used in investing activities                        (3,242)                (20,753)
                                                                 --------                --------
      Net cash provided by financing activities                     1,174                     389
Effect of exchange rate changes on cash and cash equivalents          227                     524
                                                                 --------                --------
      Net decrease in cash and equivalents                       $ (6,218)               $(22,093)
                                                                 ========                ========

                             Sola International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                                First Half     First Half
                                                                   2004          2003
                                                                 --------      --------
Net Income                                                       $  7,201      $  1,178
Depreciation and amortization                                      13,400        11,872
Changes in trading assets and liabilities                         (14,186)       (8,984)
                                                                 --------      --------
      Net cash provided by operating activities                     6,415         4,066
                                                                 --------      --------
Purchases of businesses                                              (888)      (17,238)
Capital expenditures                                               (6,753)       (9,177)
Mold expenditures                                                  (2,131)       (1,221)
Other                                                               1,906           216
                                                                 --------      --------
      Net cash used in investing activities                        (7,866)      (27,420)
                                                                 --------      --------
      Net cash provided by/(used in) financing activities             992          (447)
Effect of exchange rate changes on cash and cash equivalents        1,551         1,529
                                                                 --------      --------
      Net increase/(decrease) in cash and equivalents            $  1,092      $(22,272)
                                                                 ========      ========

                             SOLA International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                      Second Quarter  Second Quarter
                                                                           2004            2003
                                                                        ---------       ---------
CALCULATION OF ADJUSTED NET INCOME:
Net income, as reported                                                 $   6,683       $   6,530
Foreign currency gain/(loss) on net long-term Euro-denominated debt
      and certain foreign exchange contracts, net of tax                     (814)            393
                                                                        ---------       ---------
Adjusted net income                                                     $   7,497       $   6,137
                                                                        =========       =========
Adjusted net income per share-diluted                                   $    0.30       $    0.25
                                                                        =========       =========
Weighted average common and dilutive securities outstanding                25,294          24,781
                                                                        =========       =========
CALCULATION OF EBITDA:
Operating income, as reported                                           $  20,639       $  14,993
Depreciation and amortization                                               6,228           4,451
                                                                        ---------       ---------
EBITDA                                                                  $  26,867       $  19,444
                                                                        =========       =========
EBITDA margin %                                                              16.9%           14.0%
                                                                        =========       =========
EBITDA % growth over prior period                                            38.2%
                                                                        =========
SOLA INTERNATIONAL CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                  $ 158,663       $ 138,486
Impact of currency fluctuations on net sales during period (A)                 --           8,786
                                                                        ---------       ---------
Second Quarter 2004 net sales, excluding currency impact                $ 158,663       $ 147,272
                                                                        =========       =========
Constant currency net sales % growth over prior period                        7.7%
                                                                        =========
"NORTH AMERICA" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                  $  68,574       $  62,171
Impact of currency fluctuations on net sales during period (A)                 --              54
                                                                        ---------       ---------
Second Quarter 2004 net sales, excluding currency impact                $  68,574       $  62,225
                                                                        =========       =========
Constant currency net sales % growth over prior period                       10.2%
                                                                        =========
"EUROPE" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                  $  60,402       $  50,635
Impact of currency fluctuations on net sales during period (A)                 --           6,296
                                                                        ---------       ---------
Second Quarter 2004 net sales, excluding currency impact                $  60,402       $  56,931
                                                                        =========       =========
Constant currency net sales % growth over prior period                        6.1%
                                                                        =========
"REST OF WORLD" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                  $  29,687       $  25,680
Impact of currency fluctuations on net sales during period (A)                 --           2,436
                                                                        ---------       ---------
Second Quarter 2004 net sales, excluding currency impact                $  29,687       $  28,116
                                                                        =========       =========
Constant currency net sales % growth over prior period                        5.6%
                                                                        =========
"SOUTH AMERICA" CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                  $   8,539       $   6,756
Impact of currency fluctuations on net sales during period (A)                 --             399
                                                                        ---------       ---------
Second Quarter 2004 net sales, excluding currency impact                $   8,539       $   7,155
                                                                        =========       =========
Constant currency net sales % growth over prior period                       19.3%
                                                                        =========

                            SOLA International Inc.
                 Reconciliation of Non-GAAP Financial Measures
                 (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                           Second Quarter Second Quarter
                                                                               2004            2003
                                                                             ---------      ---------
CALCULATION OF ADJUSTED OPERATING CASH FLOW:
Net cash used in operating activities, as reported                           $  (4,377)     $  (2,253)
Interest payments made during the quarter                                       16,207         13,099
Pension payments made during the quarter                                         1,626             --
                                                                             ---------      ---------
Adjusted operating cash flow                                                 $  13,456      $  10,846
                                                                             =========      =========
CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
First Quarter 2004 net trade accounts receivable, as reported                $ 128,366
Impact of currency fluctuations on accounts receivable during period (B)           160
                                                                             ---------
First Quarter 2004 net trade accounts receivable,
      excluding currency impact                                              $ 128,526
                                                                             =========
Second Quarter 2004 net trade accounts receivable, as reported               $ 124,723
                                                                             =========
Decrease in trade accounts receivable, exclusive
      of foreign currency impact during period                               $  (3,803)
                                                                             =========
CALCULATION OF CONSTANT CURRENCY INVENTORIES:
First Quarter 2004 inventories, as reported                                  $ 102,481
Impact of currency fluctuations on inventories during period (B)                   369
                                                                             ---------
First Quarter 2004 inventories, excluding currency impact                    $ 102,850
                                                                             =========
Second Quarter 2004 inventories, as reported                                 $ 101,776
                                                                             =========
Decrease in inventories, exclusive of
      foreign currency impact during period                                  $  (1,074)
                                                                             =========

(A)   Based on Second Quarter 2004 monthly average exchange rates

(B)   Based on Second Quarter 2003 closing exchange rates

                             Sola International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                            First Half    First Half
                                              2004           2003
                                            --------       --------
CALCULATION OF ADJUSTED NET INCOME:
Net income, as reported                     $  7,201       $  1,178
Foreign currency loss on net long-term
      Euro-denominated debt, net of tax       (7,779)       (10,325)
                                            --------       --------
Adjusted net income                         $ 14,980       $ 11,503
                                            ========       ========
Adjusted net income per share-diluted       $   0.59       $   0.46
                                            ========       ========
Weighted average common and
      dilutive securities outstanding         25,192         24,835
                                            ========       ========
CALCULATION OF EBITDA:
Operating income, as reported               $ 40,455       $ 30,021
Depreciation and amortization                 11,750         10,356
                                            --------       --------
EBITDA                                      $ 52,205       $ 40,377
                                            ========       ========
EBITDA % growth over prior period               29.3%
                                            ========